Exhibit 99.1

  BRIGHAM EXPLORATION ANNOUNCES BOULDIN LAKE LOWER FRIO FIELD DISCOVERY, OTHER
                   DISCOVERIES AND PROVIDES OPERATIONAL UPDATE

        AUSTIN, Texas, April 27 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced the discovery of the Bouldin Lake Lower Frio Field, with the successful completion of the Wyse #1. Brigham also announced two shallow Frio discoveries, two Vicksburg discoveries and a Springer Channel discovery.

        ONSHORE GULF COAST FRIO TREND

        Wyse #1 Bouldin Lake Lower Frio Field Discovery -- Brigham successfully drilled and completed the Wyse #1 at an initial rate of approximately 3.8 Mmcf of natural gas and 480 barrels of oil (6.7 Mmcfe) per day, or 2.7 Mmcfe per day net to Brigham's 40% revenue interest. Brigham operated the Wyse #1 with a 50% working interest, with Penn Virginia (NYSE: PVA) retaining a 50% working interest. The Wyse #1 is currently completed in approximately 42 feet of Lower Frio pay at approximately 13,850 feet, with an additional 90 feet of potential pay remaining behind pipe. Brigham expects to commence the first offset in July, and with success, up to four total wells could be drilled to fully develop the field. The Wyse #1 is the first of nine high reserve potential wells Brigham plans to commence in 2005, six of which are in the Frio.

        Bud Brigham, the Chairman, President and CEO stated, "Inclusive of our Wyse #1 discovery, our 2005 high potential drilling program is off to a great start, continuing the momentum we generated late in 2004. Although the Wyse #1 has just come on line, we expect the discovery to provide us with a significant reserve addition as we begin 2005. In terms of near term production, we have eleven impactful wells that should be down by early in the third quarter. Five of these have been or are already being completed, including the Wyse #1, two shallow Frio development wells and two Vicksburg development wells. In terms of reserves, we now have nine high reserve potential tests scheduled for 2005. Given our early success, we remain optimistic about the opportunity we have to generate a significant surge in production as we move into the second half of 2005."

        Bayou Bengal Appling Deep Field Development Well -- Brigham is currently drilling the Appling #1 at a depth of approximately 9,200 feet, targeting multiple Lower Frio objectives at an estimated total depth of 13,700 feet. The Appling #1 is the first development well on an approximately 1,400 acre structure offsetting Brigham's late 2004 Sartwelle #3 discovery. Brigham expects the Appling #1 to encounter the potential pay intervals approximately 50 feet structurally high to the Sartwelle #3, and plans to drill an additional 500 feet below the total depth of the Sartwelle #3 in order to test deeper potential pay intervals. Results are expected in early June. Brigham operates and owns a 75% working interest in the Appling #1. Brigham operates all wells in the Bayou Bengal Project, with Royale Energy, Inc. (Nasdaq: ROYL) as a project participant with a 25% interest. With success, up to six wells could be drilled to fully develop the field. In addition to the Appling #1, one additional development well could commence later in 2005.

        As previously announced, the Sartwelle #3 was initially production tested in approximately 32 feet of apparent net pay in various Middle Frio intervals at depths of between 10,000 and 10,336 feet. Brigham subsequently attempted to complete the well in various deeper intervals, but after encountering operational problems, including a likely collapse of the production casing, the well was plugged back to the previously completed intervals. The zones at a depth of 10,000 to 10,037 feet were recently fracture stimulated, and are currently flowing up 4.5 inch casing at a rate of approximately 0.3 Mmcf of natural gas and 80 barrels of oil (0.8 Mmcfe) per day. In the next several days Brigham plans to run a tubing string to increase production velocity and reduce the fluid loading, which should increase the production rate. Approximately 29 feet of additional shallower potential pay remains behind pipe for future completion.

        Commencement of Two 75% Working Interest Lower Frio High Reserve Potential Tests -- In mid-May Brigham plans to commence the State Tract 254 #1, which will test the Appling Deep Southwest fault block, one of two fault blocks located immediately southwest of its Appling Deep field discovery. The State Tract 254 #1 offsets a 15,000 foot well drilled on the same fault block in 1984, where an attempted completion in the Lower Frio produced natural gas prior to an apparent casing collapse. Brigham estimates the gross unrisked reserve potential of the approximately 700 acre structure at 57 Bcfe. Results are expected in August.

        In late May, Brigham expects to utilize the same rig currently drilling the Appling #1 to commence drilling the second fault block adjacent to its Appling Deep Field. The Bayou Bengal B#13 is expected to reach its projected total depth of 14,000 feet by early August. Brigham estimates the gross unrisked reserve potential of this approximately 900 acre fault block at 55 Bcfe.

        Bayou Bengal Bay Shallow Frio Discoveries -- In Jackson and Calhoun Counties, Brigham has completed two wells, with a third currently drilling. Brigham operates all three wells with a 75% working interest. The State Tract 257 #1 encountered approximately 81 feet of apparent net pay in various shallow Frio intervals, though the completion attempts in the lowest 30 feet of apparent net pay were unsuccessful. The State Tract 257 #1 was subsequently completed in approximately 16 feet of net pay at a depth of approximately 9,000 feet, at an initial rate of approximately 1.0 Mmcf of natural gas and 50 barrels of oil (1.3 Mmcfe) per day, with an additional 35 feet of potential shallower pay remaining behind pipe.

        The State Tract 240 #1 was subsequently drilled, encountering approximately 60 feet of apparent net pay, with completion operations underway. Brigham is currently drilling the State Tract 259 #1 at a depth of approximately 7,800 feet, with results expected by June. With success in this initial three well program, a number of additional wells could be drilled.

        ONSHORE GULF COAST VICKSBURG TREND

        Two Successful Home Run Field Development Wells -- Brigham has successfully drilled and completed its 13th and 14th Home Run Field development wells.

        The Palmer #10 encountered approximately 51 feet of apparent net pay, and was recently completed in the Upper and Lower Vicksburg at an initial rate of 2.2 Mmcf of natural gas and 184 barrels of oil (3.3 Mmcfe) per day. Brigham operated the Palmer #10 with a 34% working interest.

        Brigham also operated and successfully drilled and completed the Sullivan C-29. Brigham owns a 100% working interest in the Sullivan C-29, which is subject to a back-in after 350% payout of the drilling and completion costs. The Sullivan C-29 encountered approximately 102 feet of apparent net pay, roughly double that of an average Home Run Field well, and is currently being completed in the lowermost 23 feet of net pay. In the third quarter, Brigham expects to commence one additional 2005 Home Run Field well.

        100% Working Interest Triple Crown Field Development Well -- Brigham is currently drilling the Dawson #2 at a depth of approximately 8,900 feet, targeting a total depth of 12,500 feet. The Dawson #2 is an Upper Vicksburg test offsetting three prior Upper Vicksburg completions. Brigham retains a 100% working interest in the Dawson #2, which is subject to a back-in after payout. Results are expected in late June.

        Late in the third quarter, Brigham plans to commence drilling the Sullivan C-31, an Upper and Lower Vicksburg test offsetting Brigham's late 2004 Sullivan C-30 Triple Crown North discovery. The Company expects to operate this well with a 58% working interest.

        Triple Crown North Sullivan C-30 Recompletion -- The Sullivan C-30 was initially completed in the Lower Vicksburg in November 2004 at an initial rate of approximately 3.8 Mmcf of natural gas, 216 barrels of oil (5.1 Mmcfe) per day. The Lower Vicksburg production declined hyperbolically to 0.6 Mmcf of natural gas and 20 barrels of oil (0.7 Mmcfe) per day in March 2005. Brigham subsequently perforated and fracture stimulated the Upper Vicksburg intervals in the Sullivan C-30, and after commingling with the previously completed Lower Vicksburg intervals the well was producing 3.6 Mmcf of natural gas and 125 barrels of oil (4.4 Mmcfe) per day. Brigham operates the Sullivan C-30 with a 58% working interest.

        ANADARKO HUNTON TREND

        High Potential 100% Working Interest Mills Ranch Field Well -- Brigham recently drilled the Mills Ranch #2-98 to a depth of 23,265 feet, encountering two significant drilling shows. While drilling into the second gas show the drill pipe became stuck, and attempts to free the drill string were unsuccessful. As a result, Brigham recently cut off the drill pipe just above the shallower show interval, and is currently preparing to sidetrack the well to redrill approximately 1,800 feet of section through both potential pay intervals. These operations are expected to take three to four weeks. Brigham then plans to run wireline logs and set casing. At that time, Brigham may production test one or both of the potential pay intervals. Based primarily on those results, Brigham will decide whether to continue drilling or simply complete the well to sales.

        ANADARKO BASIN GRANITE WASH TREND

        Hemphill County, Texas Granite Wash Discovery -- Brigham operates, and retains a 99% working interest in the Hobart 59-1, which is currently drilling at a depth of 11,800 feet. The Hobart 59-1 offsets the recently completed Hobart 60-2, which commenced production in January 2005 at an initial rate of 3.5 Mmcfe per day. The Hobart 59-1 should reach total depth in early May, at which time Brigham plans to commence drilling the Hobart 60-3. The Company will retain a 98% working interest in the Hobart 60-3, which also offsets the Hobart 60-2.

        ANADARKO SPRINGER CHANNEL TREND

        Two Springer Channel Discoveries -- The Scheffler #1 was recently completed in the Springer aged Cunningham sand at a rate of approximately 1.6 Mmcf of natural gas and 53 barrels of oil (1.9 Mmcfe) per day. This rate is curtailed due to pipeline restrictions and the rate is expected to increase to approximately 3.0 Mmcfe per day in May. Brigham retains a 26% working interest in the Scheffler #1, which was drilled to a total depth of approximately 9,286 feet.

        Brigham participated with a 23% working interest in the Brogden #3, which based on wireline logs encountered 28 feet of apparent net pay in various Springer intervals. Additional potential pay is in the shallower Redfork formation. Casing has been set over these intervals, and the well will be drilled deeper to test potential pay intervals in the Springer aged Lower Britt and Boatwright sands. Completion to sales is expected within the next 30 days.

        WEST TEXAS CORE PROVINCE

        100% Working Interest Lea County, New Mexico Wolfcamp Test -- Brigham is about to commence the State 22 #1, targeting the Upper and Lower Wolfcamp formations at depths of between 9,500 and 10,300 feet. The State 22 #1 is an exploration test in an area that has recently experienced significant Wolfcamp drilling with initial rates for successful wells ranging from 200 to 300 barrels of oil per day. Results are expected in June.

        OPERATIONAL STATISTICS

        Brigham has spud 13 wells thus far in 2005, retaining an average working interest of approximately 55%. Seven of these wells have been or are currently being completed, none have been plugged and six 2005 wells are currently drilling. In addition, one 2004 well is still drilling, the Mills Ranch #2-98. Brigham's gross and net completion rate thus far in 2005 is 100%. Brigham expects to commence nine additional wells by the end of the second quarter of 2005.

        About Brigham Exploration

        Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

        Forward Looking Statement Disclosure

        Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

        Contact: John Turner, Director of Finance & Business Development (512)
                 427-3300

SOURCE  Brigham Exploration Company
        -0-                             04/27/2005
        /CONTACT: John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
        /Web site: http://www.bexp3d.com /